Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

March 2, 2015

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828

Re:	General Electric Company Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of General Electric Company, a New York corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by (i) the General Electric RSP U.S. Equity Fund (the “Equity Fund”), a New York common law trust that is registered as an investment company with the Commission of up to 75,000,000 units of the Equity Fund (the “Equity Fund Units”) and (ii) the General Electric RSP Income Fund, a New York common law trust that is also registered as an investment company with the Commission (the “Income Fund”) of up to 85,000,000 units of the Income Fund (the “Income Fund Units”) to be offered and sold to employees of the Company and its affiliates participating in the General Electric Retirement Savings Plan (the “Plan”). The Plan consists of a qualified profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) that contains a qualified cash or deferred arrangement under Section 401(k) of the Code, as well as a savings program that permits participants to purchase United States Savings Bonds on an after-tax basis. The Equity Fund and the Income Fund are two of the investment options offered under the Plan.

In arriving at the opinion expressed below, we have examined the Plan and the originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of such documents, corporate records and certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, exceptions, qualifications, assumptions and limitations set forth herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Equity Fund Units and the Income Fund Units, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued and non-assessable.

We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the current laws of the States of New York and the current federal laws of the United States, and to the current judicial interpretations thereof and to the facts as they exist on the date hereof. We assume no obligation to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under Item 5 in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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